Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

[December [  ], 2024]

Xtribe P.L.C.

37-38 Long Acre

London X0 WC2E 9JT

Attention: Enrico Dal Monte, CEO

Re:	Registration Statement of Xtribe Holding (BVI) Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to Xtribe P.L.C., a public limited company incorporated and registered in England and Wales with number 07878011 (“Xtribe”), in connection with the proposed Business Combination (as defined below) contemplated by that certain Amended and Restated Business Combination Agreement (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among WinVest Acquisition Corp., a Delaware corporation (“WinVest”), Xtribe, Xtribe (BVI) Ltd. (“Xtribe BVI”) incorporated as a British Virgin Islands business company registered with company number 2157137, a wholly owned subsidiary of Xtribe, and WinVest (BVI) Ltd. (“WinVest BVI”), a British Virgin Islands business company registered with company number 2157117 and a wholly owned subsidiary of WinVest, which amended and restated a business combination agreement entered into by WinVest and Xtribe on May 9, 2024, provides for, among other things, WinVest merging with and into WinVest BVI (the “Reincorporation Merger”), whereupon the separate existence of WinVest will cease and WinVest BVI will continue as the surviving entity incorporated under the BVI Companies Act, and, following the Reincorporation Merger, the merger of Xtribe BVI with and into WinVest BVI, whereupon the separate corporate existence of Xtribe BVI will cease and WinVest BVI shall continue as the surviving entity of the Acquisition Merger (the “Acquisition Merger”) (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Xtribe Holding (BVI) Ltd. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on September 30, 2024 (Registration Number 333-   ) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Los Angeles New York Chicago Nashville Washington, DC San Francisco Beijing Hong Kong www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Xtribe P.L.C. [December [ ], 2024] Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations for Xtribe — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Xtribe BVI Ordinary Shares.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Xtribe under the caption “Material U.S. Federal Income Tax Considerations for Xtribe — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Xtribe BVI Ordinary Shares” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,